SCHEDULE 14A
                            (Rule 14a-101)
                INFORMATION REQUIRED IN PROXY STATEMENT
                       SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the
                    Securities Exchange Act of 1934


Filed by the Registrant _X_
Filed by Party other than the Registrant ___
Check the appropriate box:
___ Preliminary Proxy Statement
___ Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))

_X_ Definitive Proxy Statement
___ Definitive Additional Materials
___ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           PHARMHOUSE CORP.
      (Name of Registrant as Specified in Its Charter)

_________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
_X_ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or

    14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
___ $500 per each party to the controversy pursuant to Exchange

    Act Rule 14a-6(i)(3).
___ Fee computed on table below per Exchange Act Rules 14a-

    6(i)(4) and 0-11.


(1) Title of each class of securities to which transaction applies:

_________________________________________________________________
(2)  Aggregate number of securities to which transaction applies:

_________________________________________________________________

(3) Per unit price or other underlying value of transaction
computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was
determined):
_________________________________________________________________

(4) Proposed maximum aggregate value of transaction:

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(5) Total fee paid:______________________________________________

___ Fee paid previously with preliminary materials.

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___ Check box if any part of the fee is offset as provided by
Exchange Act Rule 0-11(a)(2) and identfy the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the
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
                              PHARMHOUSE CORP.
                                860 Broadway
                          New York, New York 10003


                         NOTICE OF SPECIAL MEETING
                         IN LIEU OF ANNUAL MEETING
                               OF SHAREHOLDERS

                        TO BE HELD OCTOBER 26, 1995
                          -----------------------

       PLEASE TAKE NOTICE that a Special Meeting in lieu of the Annual Meeting of Shareholders of PHARMHOUSE CORP., a New York corporation (the "Corporation"),will be held at 1177 Avenue of the Americas, 2nd floor, New York City, at 10:00 a.m., New York time, on October 26, 1995 for the following purposes:

       1.  To elect nine directors to hold office until the next
Annual Meeting of Shareholders and until their successors shall have been duly elected and qualified.

       2. To consider and vote upon a proposal to approve the Corporation's 1995 Stock Option Plan.

       3. To consider and vote upon a proposal to approve amendments to the Corporation's 1992 Equity Compensation Plan for
Non-Employee Directors.

       4. To ratify the appointment of Price Waterhouse to serve as independent accountants of the Corporation.

       5. To transact such other business as may properly come before the Meeting or any adjournments thereof.

       The Board of Directors has fixed the close of business on October 3, 1995 as the record date for the determination of shareholders of the Corporation entitled to notice of and to vote at the Meeting.


IF YOU DO NOT EXPECT TO BE PRESENT AT THE MEETING, BUT DESIRE YOUR COMMON SHARES TO BE VOTED, PLEASE FILL IN, DATE, SIGN AND RETURN
THE ENCLOSED PROXY.

                                 By Order of the Board of Directors

                                         MARCIE B. DAVIS,
                                             Secretary



New York, New York
Dated: October 6, 1995

                            PHARMHOUSE CORP.
                              860 Broadway
                        New York, New York 10003
                             PROXY STATEMENT
                       --------------------------
       This Proxy Statement is furnished in connection with the
solicitation of proxies by the Board of Directors (the "Board") of Pharmhouse Corp. (the "Corporation") for use at a Special Meeting in (lieu of the Annual Meeting) of Shareholders of the Corporation to be held on October 26, 1995 (the "Meeting") at 1177 Avenue of the Americas, 2nd floor, New York City, at 10:00 a.m., New York time, and at any adjournments thereof. Shareholders of record as of the close of business on October 3, 1995 will be entitled to notice of and to vote at the Meeting and at any adjournments thereof. As of that date, there were 2,233,104 Common Shares, par value $.01 per share ("Common Shares"), issued and outstanding and entitled to vote. Each such Common Share is entitled to one vote on any matter presented to the Meeting.

       If Proxies in the accompanying form are properly executed and returned, unless contrary instructions are indicated thereon, the Common Shares represented thereby will be voted as follows: (i) for the election of the nine nominees named below as directors;
(ii) for the adoption of the 1995 Stock Option Plan (the "1995 Plan"); (iii) for the adoption of amendments to the 1992 Equity Compensation Plan for Non-Employee Directors (the "Independent Directors Plan"); (iv) for the ratification of the appointment of Price Waterhouse as the Corporation's independent accountants for the current fiscal year; and (v) in the discretion of the persons named in the enclosed form of Proxy on any other proposals to properly come before the Meeting or any adjournments thereof. Any shareholder who has given a Proxy may revoke it by written notice addressed to and received by the Secretary of the Corporation prior to its exercise, or by submitting a duly executed Proxy bearing a later date or by electing to vote in person at the Meeting. The mere presence at the Meeting of the person appointing a Proxy does not revoke the prior grant of a Proxy.

       The presence in person or by proxy of a majority of the outstanding Common Shares entitled to vote at the Meeting will be necessary to constitute a quorum. Directors shall be elected by a plurality of the votes cast by the Common Shares present in person or represented by Proxy at the Meeting. The approval of the 1995 Plan and the amendments to the Independent Directors Plan each requires the affirmative vote of a majority of the outstanding Common Shares entitled to vote at the Meeting. Ratification of the Corporation's independent accountants requires the affirmative vote of a majority of the votes cast by the Common Shares present in person or represented by Proxy at the Meeting.

       Information with respect to beneficial ownership of Common Shares by directors and officers of the Corporation is set forth under the captions "Principal Shareholders" and "Security Ownership of Management."
       The approximate date of mailing of this Proxy Statement is expected to be October 6, 1995.

                MATTERS TO BE BROUGHT BEFORE THE MEETING

PROPOSAL NO. 1:  ELECTION OF DIRECTORS

       Nine directors are to be elected to hold office until the next Annual Meeting of Shareholders and until their successors shall have been duly elected and qualified. It is the intention of the persons named in the enclosed form of Proxy to vote the Common Shares represented thereby for the election as directors of the persons named in the table below unless otherwise specified in the Proxy. In the event that any of the nominees named below should become unavailable or unable to serve as a director, it is intended that the persons named in the Proxy will vote for the election, in his or her place and stead, of any substitute nominee who shall be designated by the Board. The Board has no reason to believe that it will be necessary to designate any substitute nominees.

       The following table contains information regarding all nominees for election as directors of the corporation.

                    OTHER POSITIONS
                    WITH THE CORPORATION           PERSON SERVED AS
                    OCCUPATIONS(S) OR EMPLOYMENT   A DIRECTOR OF
NAME/AGE (1)        DURING PAST FIVE YEARS         THE CORPORATION

Manfred Brecker/68  Chairman of the Board of the    Since 1968
                    Corporation since 1983; Chief
                    Executive Officer from 1983
                    to 1989; President and Chief
                    Operating Officer of the
                    Corporation from 1971 until
                    1983.(2)

Kenneth A. Davis/46 President, Chief Executive      Since 1979
                    Officer and Chief Operating
                    Officer of the Corporation since
                    January 1990; President and Chief
                    Operating Officer of the
                    Corporation from 1983 to 1989;
                    from 1980 to 1983, Vice-President
                    of the Corporation; employee of
                    the Corporation since 1979.(2)

Melvin Katz/63      Partner, law firm of Maloney,     Since 1972
                    Gerra, Mehlman & Katz since
                    April 1994; prior thereto,
                    practicing attorney in New
                    York City for more than 30
                    years.

                    OTHER POSITIONS
                    WITH THE CORPORATION           PERSON SERVED AS
                    OCCUPATIONS(S) OR EMPLOYMENT   A DIRECTOR OF
NAME/AGE (1)        DURING PAST FIVE YEARS         THE CORPORATION

Joseph Keller/49    Senior Vice President-            Since 1991
                    Operations of the Corporation
                    since 1985; Vice President of
                    the Corporation from September
                    1984 to September 1985; employee
                    of the Corporation since 1963.

David Rubin/46      President of Brookgate Food       Since 1991
                    Center, an operator of super-
                    markets, Cleveland, Ohio since
                    1974.

Raymond L. Steele/60  Retired.  From August 1990        Since 1991
                    until September 1993,
                    Executive Vice President of
                    Pacholder Associates, Inc.,
                    Cincinnati, Ohio; prior thereto,
                    Executive Advisor at The Nickert
                    Group from 1989 through 1990;
                    Vice President, Trust Officer
                    and Chief Investment Officer of
                    The Provident Bank, Cincinnati,
                    Ohio, from 1984 through 1988.

Marcie B. Davis/42  Senior Vice President-Finance           ---
                    of the Corporation since 1991
                    and Chief Financial Officer
                    since January 1995; Secretary
                    of the Corporation since 1990,
                    Treasurer since 1988 and Vice
                    President since 1984; Employee
                    of the Corporation since 1971.

Michael A. Feder/44 Managing Director in the                ---
                    Investment Banking Department
                    of CS First Boston, an
                    international investment
                    banking firm with which Mr.
                    Feder has been associated in
                    the areas of investment banking
                    and capital markets since 1980;
                    prior thereto, a Vice President
                    of the Chase Manhattan Bank;
                    Mr. Feder is a graduate of the
                    Hackley School and of Hamilton
                    College.

Peter Gerard/49     Managing Director of Rauscher           ---
                    Pierce & Clark, Inc., a London
                    based investment banking firm,
                    President in Dallas, Texas,
                    since July, 1995; Managing
                    Partner of Llama Associates,
                    a provider of mezzanine and
                    bridge financing, since 1990;
                    Chairman and Chief Executive
                    Officer of Spinnaker Partners,
                    Westbrooke Hospitality
                    Corporation and affiliates since
                    1984; prior to 1984, Senior
                    Vice President-Corporate
                    Finance of Schneider Bernet
                    & Hickman, an investment
                    banking and brokerage organization.


MEETING OF THE BOARD AND COMMITTEES

       The Board held six meetings during the Corporation's fiscal year ended January 28, 1995. During such fiscal year, each of the incumbent directors attended at least 75% of the sum of (a) the total number of meetings held by the Board during the period in which he was a director and (b) the total number of meetings held by the respective committees on which he served.

       The Board has an Audit Committee, a 1991 Incentive Stock Option Plan Committee and a 1991 Non-Qualified Stock Option Plan Committee. The Board has no standing or Nominating Committee or Compensation Committee, but intends, as discussed below, to appoint a Compensation Committee.

       The Audit Committee, currently consisting of Messrs. Katz and Steele, oversees the Corporation's accounting and internal control systems and the annual audit of the Corporation's financial books and records. The Audit Committee has held two meetings since January 29, 1994.

       The 1991 Incentive Stock Option Plan Committee and the 1991 Non-Qualified Stock Option Plan Committee are each comprised of Messrs. Brecker and Katz. These Committees administer the Corporation's stock option plans. These Committees held no meetings during the fiscal year ended January 28, 1995; however, each such committee acted by unanimous written consent with respect to one grant of stock options in February 1994.



______________________________________
       (1)  As of September 15, 1995.

       (2) Mr. Davis is the son-in-law of Mr. Brecker. Ms. Davis is the daughter of Mr. Brecker and the wife of Mr. Davis.
       The Board intends, at a Special Meeting (in lieu of its Annual Meeting) to be held on October 26, 1995 immediately following the Meeting, to appoint new Audit and Compensation Committees. See "Report of the Board of Directors on Executive Compensation elsewhere in this Proxy Statement.


                         PRINCIPAL SHAREHOLDERS

       The following table sets forth certain information, as of September 8, 1995, with respect to holdings of the Corporation's Common Shares by each person known by the Corporation to be the beneficial owner of more than 5% of the total number of Common Shares outstanding as of that date. Each beneficial owner has sole voting and investment power with respect to the Common Shares set forth opposite his or her name in the following table, except as otherwise disclosed in the footnotes to the table.

Name and Address of    Amount and Nature of
Beneficial Owner       Beneficial Ownership    Percent of Class(1)

Anne Brecker
860 Broadway                562,136 (2)               25.2%
New York, NY 10003

Rosenthal &
Rosenthal, Inc.             209,195 (3)                9.4%
1370 Broadway
New York, NY 10018

Kenneth A. Davis
860 Broadway                387,381 (4)                17.4%
New York, NY 10003

Marcie B. Davis
860 Broadway                132,472 (5)                 5.9%
New York, NY 10003

Joseph Keller
860 Broadway                116,153 (6)                 5.2%
New York, NY 10003
_____________________________
(1) Calculation based upon 2,233,077 Common Shares outstanding as of September 8, 1995. As of such date, to the best of the Corporation's knowledge, no amendment to the Schedule 13D and to the Forms 4 relied upon in preparing the above table reflecting a change in beneficial ownership of the Common Shares had been filed with the Securities and Exchange Commission. The Corporation is not aware, and has no reason to believe, that the information contained in such filings is not complete and accurate or that a statement or amendment should have been filed and was not, as of the date hereof. However, changes in beneficial ownership of which the Corporation is unaware may have occurred which have not been reported.

(2) Includes 556,343 shares owned by Mrs. Brecker and 5,796 shares held by trusts, of which she is the trustee, for the benefit of her adult children, other than Ms. Davis. Mrs. Brecker disclaims beneficial ownership of the shares held by such trusts. Does not include 1,281 shares beneficially owned by Mrs. Brecker's husband, Manfred Brecker, with respect to which Mrs. Brecker disclaims beneficial ownership.

(3)    Includes 209,195 shares beneficially owned by Rosenthal &
Rosenthal, Inc. ("Rosenthal") which Rosenthal has the right to acquire pursuant to warrants currently exercisable.

(4) Includes 54,414 shares subject to options granted to Mr. Davis pursuant to the Corporation's 1991 Incentive Stock Option Plan (the "Incentive Plan") and 153,663 shares subject to options granted to Mr. Davis pursuant to the Corporation's 1991 Non-Qualified Stock Option Plan (the "Non-Qualified Plan"), all of which are exercisable within 60 days. Does not include 132,472 shares beneficially owned by Mr. Davis' wife. Mr. Davis disclaims beneficial ownership of the shares held by his wife.

(5) Includes 17,379 shares subject to options granted to Ms. Davis pursuant to the Incentive Plan and 42,299 shares subject to options granted to Ms. Davis pursuant to the Non-Qualified Plan, all of which are exercisable within 60 days. Does not include 387,381 shares beneficially owned by Ms. Davis' husband. Ms. Davis disclaims beneficial ownership of the shares held by her husband.

(6)    Includes 26,000 shares subject to options granted to Mr.
Keller pursuant to the Incentive Plan and 12,874 shares subject to options granted to Mr. Keller pursuant to the Non-Qualified Plan, all of which are exercisable within 60 days.

                  SECURITY OWNERSHIP OF MANAGEMENT

       The following table sets forth certain information as of September 8, 1995 with respect to holdings of the Corporation's Common Shares beneficially owned by each of the Corporation's directors, nominees for director and named executive officers and by all officers and directors of the Corporation as a group.

Name and Address of    Amount and Nature of
Beneficial Owner       Beneficial Ownership     Percent of Class

Manfred Brecker                 1,287 (1)                *

Kenneth A. Davis              387,381 (2)              17.3%

Joseph Keller                 116,153 (3)               5.2%

Marcie B. Davis               132,472 (4)               5.9%

David Rubin                       460                    *

Melvin Katz                     1,379                    *

Raymond L. Steele               1,379                    *

Michael A. Feder                    0                    --

Peter Gerard                        0                    --

Officers and directors
as a group (consisting
of 13 persons)                731,939 (5)              32.8%


*      Less than 1%.

(1) Does not include 556,343 shares owned by Mr. Brecker's wife, Anne Brecker, or 5,796 shares held by trusts for the benefit of Mr. Brecker's adult children other than Ms. Davis, of which his wife is the trustee, as to which Mr. Brecker disclaims beneficial ownership.

(2) Includes 54,414 shares subject to options granted to Mr. Davis pursuant to the Incentive Plan and 153,663 shares subject to options granted to Mr. Davis pursuant to the Non-Qualified Plan, all of which are exercisable within 60 days. Does not include 132,472 shares beneficially owned by Mr. Davis' wife, Marcie B. Davis.

(3)    Includes 26,000 shares subject to options granted to Mr.
Keller under the Incentive Plan and 12,874 shares subject to options granted to Mr. Keller under the Non-Qualified Plan, all of which are exercisable within 60 days.

(4) Includes 17,379 shares subject to options granted to Ms. Davis pursuant to the Incentive Plan and 42,299 shares subject to options granted to Ms. Davis pursuant to the Non-Qualified Plan, all of which are exercisable within 60 days. Does not include 387,381 shares beneficially owned by Ms. Davis' husband, Kenneth A. Davis.

(5) Includes an aggregate of 126,621 shares subject to options granted under the Incentive Plan and 218,583 shares subject to options granted under the Non-Qualified Plan, all of which are exercisable within 60 days.


                        REPORT OF BOARD OF DIRECTORS
                          ON EXECUTIVE COMPENSATION

       As of the date of this Proxy Statement, the Board has not appointed a Compensation Committee. However, the Board intends, at a Special Meeting of the Board (in lieu of its Annual Meeting) to be held on October 26, 1995 immediately following the Meeting, to appoint a Compensation Committee comprised entirely of independent, non-employee directors of the Corporation. When appointed, the Compensation Committee will review and approve compensation arrangements for principal executive officers of the Corporation, including the Chief Executive Officer, and will administer each of the Corporation's stock option plans. Upon appointment of a Compensation Committee, each of the Corporation's current Stock Option Plan Committees will be dissolved.

       To date, determinations of the levels and categories of executive compensation have been made by the Board, based upon various objectives including the following:

       (1) To pay sufficient compensation to attract, retain and motivate competent executive officers, subject, however, to the limitations imposed by the Corporation's limited cash resources;

       (2) To attempt to relate executive compensation to individual and company-wide performance and improvement in the future results of operations of the Corporation; and

       (3) To more directly relate executives' financial interests to the interests of shareholders by tying a significant aspect of such executives' compensation to increases in the market value of the Corporation's outstanding Common Shares through such means as restricted stock awards and/or stock options.


COMPENSATION FOR LAST FISCAL YEAR

       During the Corporation's last fiscal year, except for the salary reductions described below, the Board determined not to effect any changes in the amount of cash compensation payable to its executive officers, including its Chief Executive Officer, from that paid to such officers in the prior fiscal year. No new stock options or stock awards were granted or awarded to such executive officers during its last fiscal year. Accordingly, subject to such salary reductions and the grant of non-qualified stock options to certain executives in 1992, all of the compensation reported in this Proxy Statement for the Corporation's last fiscal year reflects determinations made by the Board in December 1991 in connection with the Corporation's emergence from reorganization under Chapter 11.

       As noted under "Executive Compensation" in this Proxy Statement, in light of the Corporation's limited cash resources, effective upon the commencement of fiscal 1993, Messrs. Brecker and Davis, the Corporation's Chairman of the Board and Chief Executive Officer, respectively, each agreed to an annual salary reduction from $258,554 to $175,000. In addition, in January 1994, Mr. Davis recommended to the Board that, in light of the Corporation's continuing losses from operations, the annual cash compensation payable to its then four highest paid executive officers be further reduced in the following respective amounts and by the following percentages, which recommendation was accepted by the Board and implemented effective as of the commencement of the 1995 fiscal year:



    Name and         Fiscal 1994 Cash   Fiscal 1995 Cash    Reduction in
Compensation
Principal Position     Compensation       Compensation        Amount
Percentage
Manfred Brecker/            $175,000           $125,000     ($50,000)      (28.6)
Chairman of the Board

Kenneth A. Davis/           $175,000           $135,000     ($40,000)      (22.8)
President, Chief Executive
and Operating Officer

William Hoffert/            $132,000           $100,000     ($32,000)      (24.2)
Senior Vice President-
Merchandising (1)

Joseph Keller/              $130,000           $100,000     ($30,000)      (23.1)
Senior Vice President-
Operations


(1) Mr. Hoffert resigned as a director, officer and employee of the Corporation in August 1994.


       In addition, in furtherance of the Board's objectives, during the period following the Corporation's emergence from Chapter 11, among other measures, the Corporation implemented a three year salary reduction plan tied to the grant in 1992 of non-qualified stock options under the Non-Qualified Plan (the "Salary Reduction Plan"). By reason of the reductions in salary described in the table above and salary reductions pursuant to the Salary Reduction Plan, the Corporation achieved aggregate cash savings of $402,138 during the three fiscal years ended January 28, 1995. Of such amount, $126,378 of cash savings was realized by the Corporation during its last fiscal year.

COMPENSATION FOR CURRENT FISCAL YEAR

       At the commencement of the current fiscal year, the Board determined not to increase the compensation payable to the Corporation's executive officers, including the Chief Executive Officer. This determination was based upon the Corporation's continuing losses from operations during fiscal 1995 and its need to conserve its cash resources.* The Board noted, however, that the Corporation's results of operations during such fiscal year had improved and that such executive officers were expending great effort to improve such results, including seeking additional sources of financing and/or acquisition opportunities in order to acquire additional stores, increase revenues and resume profitable operations.

       In July 1995, in light of the completion of the Rx Place Acquisition, the Board determined to re-evaluate the compensation payable to the Corporation's senior executives. In making its determination, the Board considered a variety of factors, including the following:

       A. The significant increase in the size and complexity of the Corporation's discount drug store business in light of the Rx Place Acquisition. The Corporation now operates 38 stores in eight states, compared to its operation of 14 stores in 5 states prior to the Rx Place Acquisition. The combined reported revenues of such 38 stores were $190,304,000 in fiscal 1995 compared to revenues of $89,602,000 for the 14 Pharmhouse stores.

       B. The improved financial condition and liquidity of the Corporation, as evidenced by its greatly increased financing availability under its revolving credit facility with its new senior secured lender and its increased trade credit available from vendors.

       Based upon the foregoing, the following changes in executive compensation were approved by the Board:

       1. Employment Agreements were entered into with Messrs. Brecker and Davis pursuant to which their base annual salaries were restored to $175,000 and $225,000, respectively, subject to additional increases, bonuses and other incentive based compensation as described under "Agreements with Executive
Officers" in this Proxy Statement.

------------------------
       * Notwithstanding such determination, uponcommencement of the current fiscal year, compensation of those executives who had participated in the Salary Reduction Plan, other than Mr. Davis, was restored to the level in effect prior to implementation of the Salary Reduction Plan. As noted elsewhere in this Proxy Statement, the compensation of Mr. Davis was restored subsequent to the consummation of the Rx Place Acquisition to the level in effect prior to the effectiveness of the Salary Reduction Plan.

       2. Five officers were paid one-time bonuses aggregating $45,000 in consideration of their considerable efforts and the results achieved in completing the Rx Place Acquisition.

       3. In addition, the Board is considering increasing the annual compensation of certain of the Corporation's executive officers, however, no such increases have been effected as of the date of this Report.

       4. The Board approved a bonus program in principle pursuant to which a defined group of executives of the Corporation (other than the Chief Executive Officer) will be entitled to share in a bonus pool equal to 5% to 10% of the Corporation's pre-tax net income in future fiscal years. Allocations of the bonus pool to individual executives will be made either pursuant to a formula to be incorporated in the plan or by the Compensation Committee based upon recommendations of the Chief Executive Officer (or through a combination of such methods).

       5. The 1995 Stock Option Plan was adopted, subject to approval by shareholders, pursuant to which 500,000 Common Shares have been reserved for issuance to officers and key employees upon the exercise of stock options granted under such plan. See "Proposal No. 2: Approval of 1995 Option Plan." As of the date of this Report, no committee has been appointed to administer the 1995 Option Plan and therefore no options have been granted thereunder. The Board anticipates that a significant number of options will be granted under such plan to Messrs. Davis and Brecker and to other executives of the Corporation, however, no action with respect to any such grants has been taken as of the date of this Report.

COMPOSITION OF BOARD OF DIRECTORS DURING 1995 FISCAL YEAR

       The determinations of executive officer compensation for the last fiscal year and current fiscal year of the Corporation were made by the Corporation's Board whose members included Manfred Brecker, Chairman of the Board, Kenneth A. Davis, President and Chief Executive Officer, Joseph Keller, Senior Vice President-Store Operations and Melvin Katz, a member of a law firm which then served, and of a second law firm which continues to serve, as general counsel to the Corporation. For further information, see "Certain Relationships and Related Transactions" in this Proxy Statement.

CHIEF EXECUTIVE OFFICER COMPENSATION

       During the past three fiscal years, the annual compensation paid to Kenneth A. Davis, President and Chief Executive Officer, was reduced substantially. As described in detail elsewhere in this Proxy Statement, in July 1995, the Board determined to increase Mr. Davis' compensation pursuant to the terms of an employment agreement which is effective through the Corporation's 1999 fiscal year. See "Compensation for Current Fiscal Year" in this Report and "Agreements with Executive Officers" elsewhere in this Proxy Statement for a further description of such agreement and the compensation arrangements with Mr. Davis.

       The Board based its determination with regard to Mr. Davis' compensation on considerations similar to those described under "Compensation for Current Fiscal Year" in this Report and on its evaluation of Mr. Davis invaluable contribution to the Corporation in identifying, negotiating and effecting the Rx Place Acquisition, as well as supervising its operations. In conducting its review of the compensation levels of the Corporation's executives, including the Chief Executive Officer, the Board concluded that, even after implementation of the salary increases described herein, the annual cash compensation to Mr. Davis' is in the lower range of compensation paid to chief executives of comparable retail companies. As indicated under "Agreements with Executive Officers", Mr. Davis' new employment agreement provides for significant additional performance-based compensation which is conditioned upon the Corporation's future profitability, including an increase in base salary effective the year in which the Corporation achieves profitability and annual bonuses thereafter based upon a formula that is conditioned upon the level of the Corporation's pre-tax earnings per Common Share.

       Mr. Davis therefore will have the opportunity to benefit substantially from any future profits of the Corporation and increases in the market value of the Common Shares. Such arrangements are consistent with the Board's continuing policy of conserving the Corporation's cash while attempting to incentivize and motivate the Corporation's executives with performance based compensation.


                    The Board of Directors
                   Manfred Brecker, Chairman
                       Kenneth A. Davis
                          Melvin Katz
                         Joseph Keller
                          David Rubin
                        Jeffrey Schultz
                       Raymond L. Steele

                      EXECUTIVE COMPENSATION

       All references to the Shares included in restricted stock awards and to stock options granted to executive officers of the Corporation in the Tables and Graph set forth under this caption reflect the one for 4.35 reverse stock split effected by the Corporation in April 1993.

SUMMARY COMPENSATION TABLE

       The following table sets forth certain information regarding the cash compensation paid, as well as stock options and restricted stock awards earned by the Corporation's Chief Executive Officer and each of the four highest paid executive officers of the Corporation whose aggregate compensation exceeded $100,000 for services rendered in all capacities to the Corporation and its subsidiaries during the fiscal year ended January 28, 1995:

                                                    LONG TERM COMPENSATION
                      ANNUAL COMPENSATION        AWARDS     PAYOUTS
NAME AND                                        OPTIONS            ALL OTHER
PRINCIPAL POSITION    YEAR (1)  SALARY ($)   (# OF SHARES)(2) COMPENSATION($)(3)
Manfred Brecker       1995        125,000           0              1,435
Chairman of the       1994        175,000           0              1,344
Board                 1993        175,000           0              1,304

Kenneth A. Davis      1995        135,000           0              1,565
President, Chief      1994        175,000           0              1,731
Executive Officer     1993        175,000        153,663           1,755
& Chief Operating
Officer

Joseph Keller         1995        100,000           0              2,241
Senior Vice           1994        131,697           0              1,067
President-Store       1993        131,873         12,874           1,036
Operations
________________________

(1)    Refers to fiscal years ended January 28, 1995, January 29,
1994, and January 30, 1993, respectively.

(2) No options were granted by the Corporation in fiscal 1995 or fiscal 1994 under any of its stock option plans. Options granted in fiscal 1993 are non-qualified options granted in June 1992 pursuant to the Non-Qualified Plan at an exercise price of $.544 per Common Share. Each employee participating in the Non-Qualified Plan elected to have his salary reduced for a period of three years beginning February 1992 to purchase stock options with an exercise price of 25% of the fair market value of such Common Shares on the date of option grant. In the fiscal year ended January 30, 1993, the salaries of Messrs. Davis and Keller were reduced by $83,556 and $7,008, respectively pursuant to such arrangement. These options may be exercised in increments of 1/36th for each full month of employment by the Corporation completed by the employee during such three-year period.

(3) Includes contributions made by the Corporation to its 401(k) plan on behalf of the named executive officers.

       In July 1995, the Board approved an employee incentive bonus program (the "Bonus Program") pursuant to which employees of the Corporation would be eligible to receive annual bonuses from a bonus pool equal to between 5% and 10% of the Corporation's pre-tax net income for such fiscal year. Such pool would be used to pay bonuses on an annual basis to such employees of the Corporation (other than the Chief Executive Officer) as shall be determined by the Board, based upon recommendations of the Chief Executive Officer. No bonuses will be payable under the Bonus Program for any fiscal year in which the Corporation does not realize a profit.

AGREEMENTS WITH EXECUTIVE OFFICERS

       In July 1995, the Corporation entered into Executive Employment Agreements with each of Manfred Brecker, Chairman of the Board, and Kenneth A. Davis, President and Chief Executive Officer of the Corporation. Each such agreement provides for an employment term continuing through the end of the Corporation's 1999 fiscal year (i.e., January 30, 1999). Under his employment agreement, Mr. Brecker will be paid an annual base salary of $175,000, subject to annual cost of living increases, and a special bonus, in consideration of services rendered and to be rendered, in the amount of $100,000, payable in four equal annual installments commencing in 1995.

       Pursuant to his employment agreement, Mr. Davis will be paid an annual base salary of $225,000 (to be increased to $250,000 as of the commencement of the Corporation's 1996 fiscal year), subject to annual cost of living increases, and an annual bonus, commencing in fiscal 1996, equal to $10,000 for every $.05 of per share pre-tax net income for the appropriate fiscal year. Mr. Davis' base salary will further increase to $300,000 retroactively to the first day of the fiscal year in which the Corporation achieves profitability.

       The employment agreements with Messrs. Brecker and Davis also provide that, if such executive's employment with the Corporation is terminated (i) by the Corporation in breach of the agreement or (ii) by the executive for "Good Reason," as defined in the agreement to include, among other events, the occurrence of a change in control of the Corporation, then such executive shall be entitled to continue to be paid his base salary then in effect for a period of three years from the date of termination of employment or, in lieu thereof, a lump sum amount equal to the discounted present value of such three years of base salary.

OPTION GRANTS IN FISCAL 1995

       No stock options were granted by the Corporation under any of its stock option plans during its fiscal year ended January 28, 1995.

         OPTION EXERCISES AND FISCAL YEAR-END (JANUARY 28, 1995)
                              OPTION VALUES

       No stock options were exercised by the named executive officers during fiscal 1995. The following table sets forth certain information concerning the outstanding options held by such named executive officers.



                                           NUMBER OF            VALUE OF
                                           UNEXERCISED          UNEXERCISED
                  SHARES                   OPTIONS AT           IN-THE-MONEY
                ACQUIRED ON     VALUE       FY-END             OPTIONS AT
NAME              EXERCISE    REALIZED    # OF SHARES          FY-END - $
Manfred Brecker      0           0            0      Exercisable      0
                                                     Unexercisable    0

Kenneth A. Davis     0           0        208,077    Exercisable      208,077
                                              0      Unexercisable    0

Joseph Keller        0           0         38,874    Exercisable      38,874
                                              0      Unexercisable    0

       The exercisable options were granted pursuant to the Incentive Plan and the Non-Qualified Plan at exercise prices of $1.914 per share and $.544 per share, respectively. The options have been valued based upon the average of the high and low bid prices on January 28, 1995, i.e., $.3875 per Common Share.

                         PERFORMANCE GRAPH

       The following graph shows changes from January 1, 1989 to December 31, 1994 in the value of $100 invested in: (1) Common
Shares of the Corporation, (2) the Standard & Poor's Retail-
Composite Index and (3) the Standard & Poor's 500 Index.

                    TOTAL RETURN TO SHAREHOLDERS
                    JANUARY 1990 TO JANUARY 1995

          (Line Graph depicting information listed in table below)


                             INDEXED RETURNS [2/3/90=100]

Company        Return    Return    Return      Return     Return
Name           Jan 91    Jan 92    Jan 93(1)   Jan 94(2)  Jan 95(2)

Pharmhouse
Corp.            5.20     10.40      7.27        61.28        5.75

Retail Stores
Composite      117.33    163.95    195.70       188.61      174.65

S&P 500
Composite      108.39    132.99    147.06       166.00      166.88

(1) In December 1991, the Corporation effected an exchange of one new Common Share for each 7.2 of its previously outstanding
Common Shares, $.10 par value, pursuant to its Plan of Reorganization under Chapter 11 of the U.S. Bankruptcy Code.

(2) In April 1993, the Corporation effected a one for 4.35 reverse split of its outstanding Common Shares.



PENSION PLAN

       The Corporation maintains a 401(k) contributory savings plan for all employees over 21 years of age and with at least one year of service. Under this plan, the Corporation is required to make monthly contributions matching (a) the first $1.00 of an employee's contribution per week, and (b) 25% of the employee's additional contributions up to three percent of the employee's salary. Participation in the plan is voluntary; employees may choose the extent of their participation, if any, twice a year. An employee may contribute to this plan from two to ten percent of total earnings on a pre-tax basis up to a maximum of $9,240 per year, subject to a cost of living adjustment. Upon termination of employment, an employee receives 100% of his or her individual contributions plus all or a portion of the Corporation's contributions on his or her behalf, determined as follows:

                                        Percentage Vesting of
              Years of Service          Corporation's Contributions

                     1 Year                        20%
                     2 Years                       40%
                     3 Years                       60%
                     4 Years                       80%
                     5 Years or More              100%

       As of the date of this Proxy Statement, the Corporation is considering but has not effected amendments to its 401(k) plan which, among other matters, will increase the percentages of employees' total pre-tax earnings which may be contributed to such plan.

COMPENSATION OF DIRECTORS

       As of July 14, 1995, each member of the Board who is not an officer or employee of the Corporation or any of its subsidiaries (an "Independent Director"), is entitled to receive a fee of $500 for each Board meeting attended and $250 for each Committee meeting attended, in addition to each such Director's annual grant of Common Shares pursuant to the Independent Directors Plan which has been amended, subject to shareholders' approval, as described elsewhere herein.

       In April 1992 the Board authorized the Independent Directors Plan which was approved by the Corporation's shareholders at the Annual Meeting of Shareholders held June 30, 1992. Pursuant to the Independent Directors Plan, a total of 11,500 Common Shares were reserved for issuance to Independent Directors, which amount reflects the one for 4.35 reverse split of the Common Shares effected by the Corporation in April 1993. Prior to being amended in July 1995, the Independent Directors Plan provided that each Independent Director elected by shareholders to serve as a member of the Board, through the 1996 Annual Meeting of Shareholders, would be entitled to an award of 460 Common Shares upon his election or re-election. Each annual award of Common Shares under the Independent Directors Plan is effected automatically on the business day next succeeding each of the Annual Meetings of Shareholders (or Special Meetings in lieu thereof) at which an Independent Director is elected. As of September 15, 1995, an aggregate of 6,895 Common Shares have been issued to Independent Directors under the Independent Directors Plan.

       On July 14, 1995, the Board unanimously approved, subject to approval by the shareholders of the Corporation, amendments to the Independent Directors Plan, pursuant to which (i) the term of such plan has been extended through the date of the Corporation's 1998 Annual Meeting of Shareholders (or Special Meeting in lieu thereof) , (ii) the number Common Shares reserved for issuance thereunder was increased to 50,000, and (iii) the annual award to each eligible Independent Director thereunder was increased from 460 to 2,500 Common Shares. See "Proposal No. 3: Approval of Amendments to Independent Directors Plan" for a further description of such plan, as amended.


            CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       The law firm of which Mr. Katz, a director of the Corporation, was a member during a portion of the Corporation's fiscal year ended January 28, 1995, performed legal services for the Corporation from January 1994 through March 1994. The law firm of which Mr. Katz is currently a member performs legal services for the Corporation and received fees for services rendered to the Corporation in fiscal 1995. Such firm also represented the Corporation in connection with its acquisition in April 1995 of 24 "The Rx Place" stores from F.W. Woolworth Co. (the "Rx Place Acquisition") and the financing transactions related thereto, in consideration for which such firm and its partners received fees aggregating approximately $335,000.


PROPOSAL No. 2:  APPROVAL OF 1995 STOCK OPTION PLAN

       The Company's 1995 Stock Option Plan (the "1995 Plan") was adopted by the Board on July 14, 1995, subject to approval by the shareholders of the Corporation at the Corporation's next meeting of shareholders. Under the 1995 Plan, a total of 500,000 Common Shares have been reserved for issuance upon the exercise of stock options and related stock appreciation rights ("SARs"). As of the date of this Proxy Statement, no options or SARs have been granted under the 1995 Plan. The following description of the material provisions of the 1995 Plan will be made available to any shareholder upon written request addressed to the Secretary of the Corporation.

       The 1995 Plan provides that the number of Common Shares subject thereto and the number of outstanding stock options and their exercise prices are to be appropriately adjusted in the event of a reorganization, consolidation, reclassification, recapitalization, combination or exchange of Common Shares, stock split, reverse split, stock dividend or rights offering. Common Shares allocated to options and/or SARs which have expired or been terminated may be reallocated to other options and/or SARs under such plan.

       Pursuant to the 1995 Plan, the Corporation may grant (i) incentive stock options ("ISOs"), as that term is defined in the Internal Revenue Code of 1986, as amended (the "Code"), (ii) nonqualified stock options ("NSOs"), and (iii) SARs to officers directors and key employees of the Corporation. The 1995 Plan provides for administration by the Board of the Corporation or by a Committee of the Board which selects the optionees, authorizes the grant of options and determines the exercise price and other terms of the options, including the vesting schedule thereof, if any. Currently, the 1995 Plan is administered by the Board; however, as described elsewhere in this Proxy Statement, the Board intends to appoint a Compensation Committee at a Special Meeting of the Board (in lieu of its Annual Meeting), to be held immediately following the Meeting, and, when created, such Committee will administer the 1995 Plan. Each member of the Compensation Committee will be "disinterested" within the meaning of Rule 16b-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "1934 Act").

       The per share exercise price of each ISO granted under the 1995 Plan must be at least 100% of the fair market value of a Common Share (and not less than 110% of the fair market value in the case of any optionee of an ISO who beneficially owns more than 10% of the total combined voting power of the Corporation) on the date such option is granted. The 1995 Plan provides that the per share exercise price of an NSO must be at least 25% of the fair market value of a Common Share on the date such option is granted. Each option granted under the 1995 Plan may be exercisable for a period determined by the Board or the committee administering the plan, not to exceed ten years (or five years in the case of any optionee of an ISO who beneficially owns more than 10% of the total combined voting power of the Corporation) from the date of grant. Options issued under the 1995 Plan will be exercisable as the committee administering such plan may determine, but in no event shall an option be exercisable prior to the later of (a) six months after the date of grant, and (b) six months after the date on which shareholder approval of the 1995 Plan has been obtained. If shareholders of the Corporation do not approve the 1995 Plan within twelve months of its adoption (i.e., by July 13, 1996), then such plan shall automatically terminate and no options or SARs will be granted thereunder.

       Incentive stock options granted under the 1995 Plan are non-transferrable, except upon death, by will or by operation of the laws of descent and distribution, and may by exercised during the employee's lifetime only by the optionee. There is no limit on the number of shares with respect to which options may be granted under the 1995 Plan to any participating employee. However, under the terms of the 1995 Plan, the aggregate fair market value of the stock with respect to which ISOs are exercisable for the first time by an employee during any calendar year (under all such plans of the Corporation and any parent and subsidiary corporations of the Corporation) may not exceed $100,000.

       Options granted under the 1995 Plan may be exercised within twelve months after the date of an optionee's termination of employment by reason of his death or disability, or within ninety days after the date of termination by reason of retirement, voluntary termination approved by the Board or involuntary termination by the Company other than for Cause (as defined in the 1995 Plan), but, in any such case, not later than the expiration date of such option and only to the extent the option was otherwise exercisable at the date of termination. In the event an optionee's employment is terminated by the Company for Cause or voluntarily terminated by the optionee without the approval of the Board, such optionee's option shall terminate immediately upon the date of such termination.

       The 1995 Plan also provides for the grant of SARs, which may be granted on a stand-alone basis or in tandem with stock options, which may be surrendered to the Corporation in exchange for cash, Common Shares or a combination thereof, as determined by the committee administering the 1995 Plan, having a value equal to the dollar amount obtained by multiplying (x) the number of shares subject to the surrendered SAR or option by (y) the amount by which the fair market value per Common Share exceeds the exercise price per share specified in the agreement governing the surrendered SARs or options.

       As noted elsewhere under this caption, no options or SARs have been granted under the 1995 Plan. However, it is anticipated that management will recommend to the Committee in the near future the granting to executive officers of the Corporation of options covering a significant number of Common Shares.

       The 1995 Plan expires on July 13, 2005 unless terminated earlier by the Board. The 1995 Plan is subject to amendment by the Board without shareholder approval, except that no amendment which increases the maximum aggregate number of shares which may be issued under the 1995 Plan or changes the class of eligible participants in the 1995 Plan will be effective without the approval of the shareholders of the Corporation. The Board may terminate the 1995 Plan at any time.

VOTE REQUIRED

       Unless otherwise directed by a shareholder, a Proxy will be voted in favor of approval of the adoption of the 1995 Plan. Approval of the 1995 Plan requires the affirmative vote of the holders of a majority of the Corporation's outstanding Common Shares entitled to vote at the Meeting.

       The Board unanimously recommends that the shareholders vote FOR adoption of the 1995 Plan.


PROPOSAL NO. 3:   APPROVAL OF AMENDMENTS TO 1992 EQUITY

                  COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

       On July 14, 1995 the Board unanimously approved, subject to shareholder approval, certain amendments to the 1992 Equity Compensation Plan For Non-Employee Directors (as amended, the "Amended Directors Plan"). Pursuant to the Amended Directors Plan, a total of 50,000 Common Shares are reserved for issuance to members of the Board who do not serve as officers or employees of the Corporation or any of its subsidiaries (the "Independent Directors").

       The Amended Directors Plan provides that Independent Directors elected to serve as members of the Board at Annual Meetings of Shareholders, or Special Meetings of Shareholders held in lieu thereof ("Shareholders Meetings"), commencing with the forthcoming Shareholders Meeting to be held on October 26, 1995, through the 1998 Shareholders Meeting, unless the Plan is sooner terminated by the Board, shall each be entitled to an award of 2,500 Common Shares upon his or her election or re-election, as the case may be. Assuming the election at the Meeting of the Independent Directors named in "Proposal No. 1: Election of Directors" set forth elsewhere in this Proxy Statement, an aggregate of 15,000 Common Shares will be issued to such Independent Directors under the Amended Directors Plan.

       Set forth below is a brief description of the material provisions of the Amended Directors Plan which is qualified in its entirety by the terms of the Amended Directors Plan. The complete text of the Amended Directors Plan will be made available to any shareholder upon written request addressed to the Secretary of the Corporation.

       Each annual award of 2,500 Common Shares (the "Annual Share Awards") to each Independent Director elected at a Shareholders Meeting shall be effected automatically on the business day next succeeding such Shareholders Meeting. The Amended Directors Plan provides that it is to terminate after the grant of Share Awards immediately following the Shareholders Meeting to be held by the Corporation in 1998 unless the Amended Directors Plan is sooner terminated by the Board. The Amended Directors Plan expressly provides that each of the Annual Share Awards shall be comprised of 2,500 Common Shares and expressly stipulates the time of granting such Annual Share Awards and the requirement that all such Awards be granted only to Independent Directors who have been elected at the relevant Shareholders Meetings. Accordingly, while the Amended Directors Plan is to be administered by the Compensation Committee to be appointed by the Board, which will consist of Independent Directors, relevant provisions of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, provide that, by reason of the express automatic provisions of the Amended Directors Plan with respect to the number of Common Shares subject to the Annual Share Awards and the timing and conditions required for Annual Share Awards to be granted thereunder, such Independent Directors will be deemed "disinterested" for purposes of serving as members of the Compensation Committee under the Amended Directors Plan.

       The Amended Directors Plan also provides that the number of Common Shares reserved for issuance thereunder is to be appropriately adjusted in the event of a reorganization, consolidation, reclassification, recapitalization, combination or exchange of Common Shares, stock split, stock dividend or rights offering or similar event affecting the Corporation's Common Shares.

       By reason of the provisions of the Amended Directors Plan, no person elected to the Board of the Corporation at any time other than at a Shareholders Meeting, who would otherwise be deemed an Independent Director under the Amended Directors Plan, shall be entitled to receive Share Awards under the Amended Directors Plan unless and until such person is elected as a director of the Corporation by the shareholders of the Corporation at a subsequent Shareholders Meeting.

       Common Shares issued pursuant to the Annual Share Awards will be acquired by the Independent Directors subject to the restriction (required by Rule 16b-3) that none of such Common Shares may be sold or otherwise transferred by such Independent Directors within six months after the date of grant of each such Annual Shares Awards. Subject to that restriction, however, the Common Shares issued to each of the Independent Directors pursuant to such Annual Share Awards shall be held by them subject only to restrictions against their resale or transfer to the extent required under the Securities Act of 1933, as amended.

       The Board may at any time amend or terminate the Amended Directors Plan, except that no amendment to the Amended Directors Plan shall be made more than once every six months, other than to comport with changes in the U.S. Internal Revenue Code, the Employment Retirement Income Security Act, or the rules promulgated thereunder.

       On July 14, 1995, the Board determined to pay each Independent Director a fee of $500 for each Board meeting attended by such director and $250 for each Committee meeting so attended.
Such fees are in addition to Annual Share Awards granted to such director under the Amended Directors Plan.

VOTE REQUIRED

       Unless otherwise directed by a shareholder a Proxy will be voted in favor of approval of the adoption of the amendments to the Independent Directors Plan. Approval of such amendments requires the affirmative vote of the holders of a majority of the Corporation's outstanding Common Shares entitled to vote at the Meeting.

       The Board unanimously recommends that the shareholders vote FOR adoption of the amendments to the Independent Directors Plan.

PROPOSAL NO. 4:  RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

       It is proposed that the shareholders ratify the selection of Price Waterhouse as the independent accountants of the Corporation for the fiscal year ending February 3, 1996.

       Price Waterhouse has examined the financial statements of the Corporation and its subsidiaries since the Corporation's 1989 fiscal year. A representative of Price Waterhouse will have the opportunity to address the shareholders if he so desires and is expected to be present at the Meeting. The representative will be available to answer appropriate questions from shareholders.

       The Board recommends a vote FOR ratification of the appointment of the firm of Price Waterhouse to serve as the Corporation's independent accountants for the fiscal year ending
February 3, 1996.


                         OTHER MATTERS

       The Board is not aware of any matters to be presented for action at the Meeting other than the matters referred to above and does not intend to bring any other matters before the Meeting. However, if other matters should properly come before the Meeting, it is intended that the holders of Proxies will vote thereon in their discretion.


                         SHAREHOLDER PROPOSALS

       Proposals of shareholders intended to be presented at the next Annual Meeting of Shareholders of the Corporation (expected to be held in June 1996) must be received by the Corporation for inclusion in the Corporation's Proxy Statement on or prior to March 1, 1996.


                          COST OF SOLICITATION

       The Corporation will pay the expenses for soliciting Proxies for the Meeting. Solicitations of Proxies may be made by personal calls upon, or telephone or telegraphic communications with, shareholders or their representatives by directors, officers and employees of the Corporation, none of whom will be compensated specially for these services.

By Order of the Board of Directors

Marcie B. Davis,
Secretary